Exhibit 10.1

Kaiser Aluminum Corporation
2016 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of the 2016 Equity and Incentive Compensation Plan is to attract and retain directors, officers and other key employees and service providers of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2.Definitions. As used in this Plan:

(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c)“Board” means the Board of Directors of the Company.

(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)“Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two non-employee Directors (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and, to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee.

(h)“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)“Company” means Kaiser Aluminum Corporation, a Delaware corporation, and its successors.

(j)“Covered Employee” means a Participant who is, or is determined by the Committee likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(k)“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l)“Director” means a member of the Board.

(m)“Effective Date” means the date this Plan is approved by the Shareholders of the Company.

(n)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p)“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., operating income, EBIT, EBT, net income (before or after taxes), earnings per share, residual or economic earnings, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)
Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, revenue, sales and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Revenues, Sales, Operating, Cost, and Stock Price Metrics (e.g., revenues, sales, revenue or sales growth, revenue or sales growth outside the United States, gross margin, gross margin growth, material margin, material margin growth, operating margin, operating margin growth, sales and administrative costs divided by sales or profits, operating or manufacturing costs, operating or manufacturing costs relative to prior periods or business plan, stock price appreciation and total return to shareholders;

(viii)	Safety Performance (e.g., total case incident rate);

(ix)	Quality Performance (e.g., no fault claim rate);

(x)	Delivery Performance (e.g., on-time delivery rate); and

(xi)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.
(s)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)“Option Price” means the purchase price payable on exercise of an Option Right.

(v)“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(w)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director. The term “Participant” shall also include any director emeritus.

(x)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(y)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(z)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa)“Plan” means this Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan.

(bb)    “Predecessor Plan” means the Company’s Amended and Restated 2006 Equity and Performance Incentive Plan.

(cc)    “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(dd)    “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ee)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.

(ff)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg)    “Shareholder” means an individual or entity that owns one or more Common Shares.

(hh)    “Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Appreciation Right, respectively.

(ii)    “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(jj)    “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(kk)    “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under the Plan.

(a)Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under the Plan for awards of (A)  Option Rights or Appreciation Rights, (B)  Restricted Stock, (C)  Restricted Stock Units, (D)  Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F)  dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 1,045,000 shares minus, as of the Effective Date, one Common Share for every one Common Share subject to an award granted under the Predecessor Plan between December 31, 2015 and the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
The aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)Share Counting Rules.

(i)
If any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available under Section 3(a)(i) above.

(ii)	If, after December 31, 2015, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for awards under this Plan.

(iii)
Notwithstanding anything to the contrary contained herein: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; (B) Common Shares withheld by the Company or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) above; (C) Common Shares subject to an Appreciation Right that are not actually issued in connection with its Common Shares settlement on exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above.

(c)Limit on Incentive Stock Options. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,045,000 Common Shares.

(d)Individual Participant Limits. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 250,000 Common Shares during any calendar year.

(ii)
No Participant will be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 250,000 Common Shares during any calendar year.

(iii)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $5,000,000.

(iv)	In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $5,000,000.

(v)	No non-employee Director will be granted, in any period of one calendar year, awards under the Plan having an aggregate maximum value in excess of $500,000.

(e)Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares available for awards under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not at the Date of Grant comply with the applicable one-year minimum vesting or performance period requirements set forth in such sections of this Plan.

4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant.

(g)Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j)No Option Right will be exercisable more than 10 years from the Date of Grant; provided, that, in the case of Incentive Stock Options granted to 10% Shareholders, no such Option Right shall be exercisable more than 5 years from the Date of Grant.

(k)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.Appreciation Rights.

(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e)Regarding Free-Standing Appreciation Rights only:

(i)
Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.

(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, for Restricted Stock that vests upon the achievement of Management Objectives, the performance period must be at least one year.

(f)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

(g)Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b)If a grant of Restricted Stock Units specifies that the Restriction Period will terminate upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the performance period must be at least one year.

(c)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(d)If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale will be subject to a Restriction Period of not less than one year.

(e)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

(f)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(g)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(h)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

(b)The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d)Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, shares of Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f)The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9.Other Awards.

(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements (including Common Shares granted to a Director upon such Director’s election to receive Common Shares in lieu of cash or other consideration), subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the performance period must be at least one year. Subject to Section 3(e) of this Plan, but notwithstanding any other provision of this Plan to the contrary, the Committee may grant Common Shares under this Section 9 to a Director upon such Director’s election to receive Common Shares in lieu of cash or other consideration that are not subject to the one-year minimum vesting or performance period requirements described in the preceding two sentences.

(e)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10.Administration of this Plan.

(a)This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% Beneficial Owner (as defined in Section 12 below) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.Change in Control.

(a) Except as otherwise provided for in an Evidence of Award, upon a Change in Control, all then outstanding awards granted under this Plan shall vest or be earned upon the Change in Control if either (i) within a specified period, the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award. Unless otherwise provided in an Evidence of Award, awards granted under this Plan that vest or are earned subject to the achievement of Management Objectives that become vested in accordance with this Section 12 will vest or be earned based on the actual achievement of the applicable Management Objectives as if the applicable performance period ended on the trading day immediately preceding the date of the Change in Control, pro-rated for the number of days that have lapsed during the period of time beginning on the first day of the performance period and continuing through the date of the Change in Control.

(b)For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i)The acquisition by any Person (as defined in this Section 12(b) below) of Beneficial Ownership (as defined in this Section 12(b) below) of 35% or more of the combined voting power of the then-outstanding Voting Stock (as defined in this Section 12(b) below) of the Company; provided, however, that:

A.for purposes of this Section 12(b), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors (as defined in this Section 12(b) below); (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary; (3) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined this Section 12(b) below) that complies with clauses (A), (B) and (C) of Section 12(b)(iii) below;

B.if any Person acquires Beneficial Ownership of 35% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (1) of Section 12(b)(i)(A) and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;

C.a Change in Control will not be deemed to have occurred if a Person acquires Beneficial Ownership of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

D.if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person Beneficially Owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(ii)	a majority of the Directors are not Incumbent Directors;

(iii)the consummation of a Business Combination (as defined in this Section 12(b) below), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Stock of the Company immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination or any Person that immediately prior to such Business Combination owns, directly or indirectly, 35% or more of the Voting Stock of the Company so long as such Person does not at such time own, directly or indirectly, more than 1% of the securities of the other corporation or other entity involved in such Business Combination to be converted into or exchanged for shares of Voting Stock of the entity resulting from such Business Combination pursuant to such Business Combination) Beneficially Owns, directly or indirectly, 35% or more of the combined Voting Power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 12(b)(iii).

For purposes of this Section 12(b), (1) “Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owns” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act; (2) “Business Combination” means a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or entity, or other transaction; (3) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Shareholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (4) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act; and (5) “Voting Stock” means securities entitled to vote generally in the election of Directors (or similar governing bodies).

13.Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders. Any such special terms, supplements, sub plans, or alternative versions of this Plan approved by the Committee may be attached as exhibits to this Plan.

15.Transferability.

(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Common Shares related to an award) or (ii) by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld; provided, that, in the discretion of the Committee, Common Shares with a market value in excess of the minimum amount of taxes required to be withheld (but not in excess of the maximum statutory withholding rate) may be withheld as long as such withholding will not result in an award otherwise classified as an equity award under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) to be classified as a liability award under ASC Topic 718. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.Compliance with Section 409A of the Code.

(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.Amendments.

(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock

Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.Miscellaneous Provisions.

(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate limit contained in Section 3(a)(i) of the Plan.

EXHIBIT A
RULES OF THE KAISER ALUMINUM CORPORATION
2016 EQUITY AND INCENTIVE COMPENSION PLAN
FOR THE GRANT OF RESTRICTED STOCK UNITS TO
EMPLOYEES IN FRANCE
Dated May 26, 2016

1.	Introduction.

The Board of Directors (the “Board”) of Kaiser Aluminum Corporation (the “Company”) has established the Kaiser Aluminum Corporation 2016 Equity and Incentive Compension Plan (the “U.S. Plan”), for the benefit of certain employees of the Company, its parent and subsidiary companies, including its French subsidiaries for which it holds directly or indirectly at least 10% of the share capital (the “French Entities”).
Section 14 of the U.S. Plan specifically authorizes the committee of Directors who administers the U.S. Plan (the “Administrator”) to adopt, amend, suspend, and revoke rules applicable to stock awards granted under the U.S. Plan (including those in France) as it deems necessary or advisable to administer the U.S. Plan for the purposes of satisfying applicable non-U.S. laws. The Administrator has determined that it is necessary and advisable to establish a sub-plan for the purpose of permitting restricted stock units to qualify for favorable tax and social security treatment in France. The Administrator, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, to qualifying employees who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”). The terms of the U.S. Plan, as set out in this Exhibit A, shall, subject to the limitations in the following rules, constitute the Rules of the Kaiser Aluminum Corporation 2016 Equity and Incentive Compension Plan for the Grant of Restricted Stock Units to employees in France (the “French Restricted Stock Unit Plan”).
Under the French Restricted Stock Unit Plan, the qualifying employees will be granted only restricted stock units as defined in Section 3 hereunder. The provisions of Sections 4, 5, 6, 8 and 9 of the U.S. Plan permitting the grant of options, incentive stock options, stock appreciation rights, restricted stock, cash incentive awards, performance shares and other awards are not applicable to grants made under this French Restricted Stock Unit Plan. The grant of restricted stock units is authorized under the Section 7 of the U.S. Plan.

2.	Definitions.
Capitalized terms not otherwise defined herein used in the French Restricted Stock Unit Plan shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)	Restricted Stock Units.

The term “Restricted Stock Units” shall mean a promise by the Company to a future issuance at the Vesting Date provided the individual remains employed as of the Vesting Date, of one Common Share for each unit granted to the French Participant, and subject to specific terms and conditions. Notwithstanding any provisions of the U.S. Plan, Restricted Stock Units granted under the French Restricted Stock Unit Plan will not give rise to dividend equivalent payments prior to the Vesting Date nor shall a French Participant be entitled to receive on vesting an amount in cash in lieu of Common Shares.

(b)	Grant Date.

The term “Grant Date” shall be the date on which the Administrator both (1) designates the French Participants and (2) specifies the terms and conditions of the Restricted Stock Units, including the number of Common Shares to be issued at a future date, the conditions for the vesting of the Restricted Stock Units, and the conditions of the transferability of the Common Shares once issued.

(c)	Vesting Date.

The term “Vesting Date” shall mean the date on which the Restricted Stock Units become vested, as specified by the Administrator. In principle, the Common Shares underlying the Restricted Stock Units are issued upon vesting. To qualify for the French favorable tax and social security regime, such Vesting Date shall not occur prior to the first anniversary of the Grant

Date, as required under Section L. 225-197-1 of the French Commercial Code, as amended, or in the French Tax Code or in the French Social Security Code, as amended.

(d)	Closed Period.

The term “Closed Period” means:
(i)    Ten stock exchange trading days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)    Any period during which the corporate management of the Company possess confidential information which could, if disclosed to the public, significantly impact the quotation price of the Common Shares, until the end of ten trading days following the date upon which the price information is made public.
If the French Commercial Code is amended after adoption of this French Restricted Stock Units Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Restricted Stock Units granted under this French Restricted Stock Units Plan, to the extent required by French law.

(e)	Disability.

The term “Disability” means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code as amended.
(a)Filing requirements

The French Participants and their employer shall comply with the filing requirements provided for by French tax law.

3.	Entitlement to Participate.

(a)Subject to Sections 3 (b), (c) and (d) below, any French Participant who, on the Grant Date of the Restricted Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with the Company or a French Entity (“contrat de travail”) or who is a corporate officer of the Company (or of the French entity if the Company is listed on a regulated market), shall be eligible to receive Restricted Stock Units under the French Restricted Stock Unit Plan, provided that he or she also satisfies the eligibility conditions of Section 2(w) of the U.S. Plan.

Stock Units may not be issued to corporate officers of the French Entities, other than the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law and is otherwise eligible to receive awards under Section 2(w) of the U.S. Plan.

(b)Notwithstanding any provisions in the U.S. Plan to the contrary, Restricted Stock Units may not be issued under the French Restricted Stock Unit Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s share capital.

(c)Notwithstanding any provisions in the U.S. Plan to the contrary, a grant of Restricted Stock Units may not result in a Company’s employee or officer holding more than ten percent (10%) of the Company’s Common Shares.

(d)Notwithstanding any provisions in the U.S. Plan to the contrary, the number of Common Shares granted pursuant to Restricted Stock Units may not exceed 10% of the Company’s share capital at any time.

(e)Notwithstanding any provisions in the U.S. Plan to the contrary, Restricted Stock Units may not be granted to corporate officers under the French Restricted Stock Unit Plan, unless employee share plans or profit sharing plans are implemented to the benefit of all employees of the French branch of the Company, if any, and at least 90% of the employees of the French Entities, in the conditions described under Section L. 225-197-6 of the French Commercial Code.

4.	Conditions of the Restricted Stock Units.

(a)	Grant of Restricted Stock Units.

To the extent the French requirement is applicable to the Company, the Restricted Stock Units may be granted for 38 months following the approval of the U.S. Plan by the shareholders of the Company (or any other period stated in the U.S. Plan pursuant to the U.S. law). To the extent the provision does not apply to the Company, the U.S. Plan provision shall apply.

(b)	Vesting of Restricted Stock Units.

Restricted Stock Units will not vest prior to the relevant anniversary of the Grant Date specified by the Administrator and in any case will not vest prior to the first anniversary of the Grant Date as defined under Section 2 above. However, notwithstanding the above, in the event of the death or Disability of a French Participant, all of his or her outstanding Restricted Stock Units shall vest and Common Shares shall be issued as set forth in Sections 7 and/or 8 of this French Restricted Stock Unit Plan.

(c)	Holding of Common Shares.

The French Participants must hold the Common Shares issued pursuant to the Restricted Stock Units until the relevant anniversary of the Vesting Date specified by the Administrator, if any, and in any case until the second anniversary of the Grant Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified restricted stock units under Section L. 225-197-1 of the French Commercial Code, as amended or under the French Tax Code or French Social Security Code as amended. This holding period will continue to apply even after the French Participant is no longer an employee or corporate officer of a French Entity.
In addition, notwithstanding any provisions in the U.S. Plan to the contrary, Common Shares delivered upon the Vesting Date shall not be sold during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, so long as those Closed Periods are applicable to shares underlying French-qualified restricted stock units.

(d)	French Participant’s Account.

The Common Shares issued to a French Participant shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine to ensure compliance with applicable restrictions provided by law.

(e)	Cash Dividends.

French Participants shall not be granted any cash dividends with respect to a Restricted Stock Unit, applicable to the period commencing on the Grant Date and terminating on the Vesting Date.

5.	Non-transferability of Restricted Stock Units.

Notwithstanding any provision in the U.S. Plan to the contrary, the Restricted Stock Unit is not transferable, except by will or by the laws of descent and distribution, and the granting of Common Shares may be claimed during the life of the French Participant by the French Participant.

6.	Adjustments and Change of Control.

In the event of adjustment or a Change of Control, adjustment to the terms and conditions of the Restricted Stock Units or underlying Common Shares may be made in accordance with the U.S. Plan. To the extent that such adjustments would violate applicable French rules, it may result in the disqualification of the Restricted Stock Units for purposes of the French favorable tax and social security regime. In this case, the Administrator may decide at its discretion to lift the restriction on sale of the underlying Common Shares.

7.	Death.

Notwithstanding the provisions set forth in Section 5 above, in the event of the death of a French Participant, the Restricted Stock Units held by the French Participants at the time of death are transferable to the French Participant’s heirs. The Company shall issue the underlying Common Shares to the French Participant’s heirs, at their request, if such request occurs within six months following the death of the French Participant, as provided for in the Restricted Stock Unit Agreement. If the French Participant’s heirs do not request the issuance of the Common Shares underlying the Restricted Stock Units within six months following the French Participant’s death, the Restricted Stock Units will be forfeited.
The French Participant’s heirs may freely sell the Common Shares notwithstanding the restriction on the sale of Common Shares set forth in Section 4(c) above to the extent and as long as applicable under French law.

8.	Disability.

In the event of the Disability of a French Participant, the Company shall issue the underlying Common Shares to the French Participant at his/her request as provided for in the Restricted Stock Unit Agreement.
The French Participant may freely sell the Common Shares notwithstanding the restriction on the sale of Common Shares set forth in Section 4(c) above.

9.	Disqualification of French-qualified Restricted Stock Units.

If the Restricted Stock Units are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Restricted Stock Unit Plan, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units. If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Administrator may, provided it is authorized to do so under the U.S. Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the Common Shares which may have been imposed under this French Restricted Stock Unit Plan or in the Restricted Stock Unit Agreement delivered to the French Participant.

10.	Interpretation.

It is intended that Restricted Stock Units granted under the French Restricted Stock Unit Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code as amended, or under the French Tax Code and the French Social Security Code as amended.
The terms of the French Restricted Stock Unit Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social insurance authorities and subject to the fulfillment of legal, tax and reporting obligations.
In the event of any conflict between the provisions of the French Restricted Stock Unit Plan and the U.S. Plan, the provisions of the French Restricted Stock Unit Plan shall control for any grants made to the French Participants under this French Restricted Stock Unit Plan.
Should the Restricted Stock Units not benefit from the French tax and social security favorable regime due to the French Participants’ failure to comply with the provisions of this French Restricted Stock Unit Plan, the French Participant shall be liable for the payment of resulting taxes and social security charges.

11.	Employment Rights.

The adoption of this French Restricted Stock Unit Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

12.	Amendments.

Subject to the terms of the U.S. Plan, the board reserves the right to amend or terminate this French Stock Unit Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

13.	Effective Date.

The French Restricted Stock Unit Plan is adopted and effective as of May 26, 2016.